SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SERENA SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This filing consists of a posting to the Company’s intranet of a Q&A for the Company’s Employees regarding the proposed merger.

In connection with the proposed merger, Serena filed a preliminary proxy statement with the Securities and Exchange Commission on December 1, 2005. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when available) and other documents filed by Serena at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Serena by directing such request to Serena Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.

Serena and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of such persons is included in Serena’s preliminary proxy statement filed with the Securities and Exchange Commission on December 1, 2005, and information concerning all of Serena’s participants in the solicitation will be included in the definitive proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from Serena Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.

Serena Employee Questions – Last Updated 12/05/05

Question 1: Can you provide details in how the stocks that we own are going to be paid? And in what timeframe?

Answer: Under the terms of the agreement, Serena stockholders will receive $24.00 in cash in exchange for each share of stock. Payment of stock will occur upon the close of the transaction which is expected to be completed in the first quarter of calendar year 2006, subject to receipt of stockholder approval and customary regulatory approvals as well as satisfaction of other customary closing conditions, including receipt of debt financing pursuant to customary commitment letters.

Question 2: Will the name Serena go away? (Will there be a change of Company Name following the Serena/Silver Lake deal?)

Answer: There are no plans to change the Serena name.

Question 3: Do we have an official customer/prospect response letter re: the announcement? I have a deal scheduled to close in early Dec where their management has requested a written response re: the announcement and what this means to them as potential customers. I need to get this out ASAP.

Answer: Yes there is an official customer letter. If required, Mark Woodward or Bob Pender are available to speak with customers directly to address any additional concerns.

The text of the letter is:

This morning we announced that Serena Software has entered into a definitive agreement under which Serena will be acquired by Silver Lake Partners in a transaction valued at approximately $1.2 billion. Members of Serena management will also retain minority equity stakes in the company. The transaction is expected to close in Serena’s first quarter of calendar year 2006, subject to the receipt of stockholder approval and customary regulatory approvals, as well as satisfaction of other customary closing conditions, including receipt of debt financing pursuant to customary commitment letters. We believe this will provide us far greater flexibility to meet your needs now and into the future.

We do not expect that there will be any material alteration to our customer agreements, products, services, management team or organizational structure as a result of this transaction. While we expect the Serena leadership team will remain the same, we believe that we will be strengthened by the resources, expertise, and relationships of our new partner, Silver Lake.

Silver Lake has an excellent track record in helping established high-profile technology companies maximize their potential. Silver Lake’s portfolio of market-leading companies includes SunGard Data Systems, Seagate Technologies, Ameritrade, Nasdaq and Gartner.

Please contact your Serena sales representative if you have any questions. We want you to feel as excited about this news as we are! Thank you for your confidence in Serena.

Question 4: Question 12 of the initial employee Q&A discusses what will change and has the following statement: Mark Woodward will remain on the Board, as will Doug Troxel, who will retain a significant ownership stake in the resulting private company if the transaction is completed. One of my group suggested that this implies that Mark will be stepping down as CEO. And I said I’d ask.

Answer: Mark Woodward will continue on as the President/CEO. In fact, Dave Roux from Silver Lake stated that they would not have done the deal if Mark had not agreed to stay on as CEO.

Question 5: Some of my Serena stock options have just vested this month. Can you describe the pros and cons of exercising them now or awaiting the Silver Lake deal happening? I’m located at the St Albans office and pay UK Tax.

Answer: We cannot give any advice relating to stock options and recommend that you contact an independent party with questions.

Question 6: Yesterday I was out at Greyhound presenting TeamTrack. The first question that came-up was in reference to the Silver Lake partnership and Serena’s motivation to potentially be avoiding SOX compliance by becoming a privately held company. I feel confident that I can provide other compelling reasons Serena desired to be a privately held company, but do need some help addressing the question of Serena being SOX compliant. More specifically, has Serena gone through a SOX audit, and if so, what was the result? Is Serena currently SOX compliant and if not, what, if any actions are being taken to become compliant?

Answer: Our reasons for going private have nothing to do with current or future SOX compliance. We have been compliant and we will remain compliant, although we hope to save some money on 404 as a private company.

Additional Information and Where to Find It

In connection with the proposed merger, Serena will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Serena at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Serena by directing such request to Serena Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.

Serena and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers is included in Serena’s Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on May 24, 2005, and information concerning all of Serena’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from Serena Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.